UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 21, 2016 (November 18, 2016)

GASTAR EXPLORATION INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	001-35211	38-3531640
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1331 LAMAR STREET, SUITE 650
HOUSTON, TEXAS 77010
(Address of principal executive offices)

(713) 739-1800

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed, on October 19, 2016, Gastar Exploration Inc. (the “Company”) entered into a Purchase and Sale Agreement (as amended, the “Sale Agreement”) with Red Bluff Resources Operating, LLC, a Delaware limited liability company (“Red Bluff”), to sell certain non-core leasehold interests held by the Company, located primarily in the northeast region of Canadian County, Oklahoma and in the southeast region of Kingfisher county, Oklahoma for approximately $71 million (of which up to $10 million is contingent upon the satisfaction of certain conditions), subject to certain adjustments (the “South STACK Sale”). On November 18, 2018, the Company and Red Bluff executed and delivered two amendments to the Sale Agreement and entered into a relating closing agreement, which, among other things, allocated $1.4 million of the purchase price to producing properties with the remainder of the purchase price to non-producing properties.

Section 2 – Financial Information

Item 2.01  Completion of Acquisition or Disposition of Assets.

Pursuant to the Sale Agreement described in Item 1.01 of this report, which description is incorporated into this Item 2.01, on November 18, 2016, the Company completed an initial closing of the South STACK Sale to Red Bluff. After certain adjustments, cash proceeds released to the Company from the initial closing of the South STACK Sale were approximately $46.4 million. In addition, Red Bluff deposited approximately $28.3 million in cash into escrow (including $10 million of contingent purchase price). Escrow amounts are subject to release to the Company upon satisfaction of certain curative title and other conditions by the Company.  .

Section 7 – Regulation FD

Item 7.01  Regulation FD Disclosure.

On November 21, 2016, the Company issued a press release announcing the closing of the previously announced South STACK Sale and the application of a portion of the net proceeds from the South Stack Sale to reduce outstanding indebtedness under the Company’s revolving bank credit facility. A copy of the Company’s press release, dated November 21, 2016, is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

In accordance with General Instruction B.2 of Form 8-K, the information presented herein under Item 7.01 and set forth in the attached press release included as Exhibit 99.1 to this report is deemed to be “furnished” solely pursuant to Item 7.01 of this report and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information or the exhibit be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act.

SECTION 8 – Other Events

Item 8.01  Other Events.

As previously disclosed, on October 14, 2016, the Company entered into Amendment No. 9 (the “Credit Facility Amendment”) to the Second Amended and Restated Credit Agreement (as amended, the “Credit Facility”).  Pursuant to the terms of the Credit Facility Amendment, the Company agreed to repay outstanding amounts under the Credit Facility equal to at least 20% of any future net sales proceeds from the sale of the Company’s South STACK acreage primarily located in Canadian County, Oklahoma.

On November 15, 2016, the Company’s regularly scheduled semi-annual redetermination under the Credit Facility reduced the current borrowing base from $100 million to $85 million. The Company used a portion of the cash proceeds from the South STACK Sale to reduce its outstanding borrowings under the Credit Facility by $15 million and the Company remains fully drawn under the Credit Facility.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following is a list of exhibits filed as part of this Form 8-K:

Exhibit No.Description of Document

99.1	Press release dated November 21, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 21, 2016	GASTAR EXPLORATION INC.

	By:	/s/ J. Russell Porter
J. Russell Porter
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description of Document
99.1	Press release dated November 21, 2016.